Exhibit 10.1

SHOPPING CENTER LEASE

between

CHALET PROPERTIES OF PUEBLO, LLC

and

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

dated

May 7, 2025

SHOPPING CENTER LEASE

THIS SHOPPING CENTER LEASE (the “Lease”) is made on the date of final execution as reflected on the cover page hereto (the “Effective Date”) between CHALET PROPERTIES OF PUEBLO, LLC, a Colorado limited liability company (hereinafter called “Landlord”) and VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., a Colorado corporation (hereinafter called “Tenant”).

Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, for a term commencing on the Rent Commencement Date (as hereinafter defined), and continuing for ten (10) years thereafter, as such dates shall be adjusted pursuant to Article 2 herein, the premises to include approximately seventeen thousand nine hundred fifty-five (17,955) square feet of interior Leasable Floor Area (as defined herein) as approximately shown and identified on Exhibit A attached hereto (the “Leased Premises”) located within the existing building having a street address of 26090 Highway West, Ruidoso, NM 88345 (the “Building”) located within the shopping center known as 70 West Plaza in Ruidoso, New Mexico and containing approximately fifty thousand and fourteen (50,014) square feet of Leasable Floor Area (the “Shopping Center”), together with the non-exclusive right and license to reasonably use all common areas, improvements, appurtenances, easements (including non-exclusive cross-access and non-exclusive cross-parking easements) and privileges belonging thereto as herein provided. The Leased Premises shall be located approximately as shown and identified on the site plan attached hereto and made a part hereof as Exhibit “A” (the “Site Plan”). The Shopping Center is legally described in Exhibit “B” hereto attached and made a part hereof. Landlord and Tenant acknowledge and agree the Site Plan is attached hereto for the sole purpose of identifying the approximate location of the Shopping Center, the Building, and the Leased Premises within the Building and Shopping Center, and that no representation, warranty, or covenant is to be implied by any other information shown thereon. The terms, covenants and conditions of said letting are as follows:

1.	RENT.

a.         Commencing on the Rent Commencement Date (as defined in Article 5 hereof) and continuing thereafter for the remainder of the Term (as defined in Article 2.b. hereof), Fixed Rent (as defined in Article 1.b. hereof) shall be payable on the first day of each and every month in advance and shall be properly apportioned for any period less than a full calendar month and Additional Rent (as defined in Article 1.c. hereof) shall be payable as provided in this Article 1 or as may elsewhere be provided in the Lease.

b.         Tenant shall pay a fixed rent per month (“Fixed Rent”) for the Leased Premises to Landlord at the office of Landlord or to such other person or at such other place as Landlord may designate in writing as set forth below:

Term	Beginning Lease Year	Ending Lease Year	Monthly Fixed Rent (BEGINNING ON RENT COMMENCEMENT DATE)
Initial Term	1	5	$13,000.00
	6	10	$14,000.00
First Extended Lease Term *	11	15	$15,000.00
Second Extended Lease Term*	16	20	$16,000.00
Third Extended Lease Term *	21	25	$17,000.00
Fourth Extended Lease Term *	26	30	$18,000.00

* If option exercised

c.         This is a triple net lease. It is the agreement of Landlord and Tenant that the Fixed Rent payable hereunder shall be fully net to Landlord and that Tenant shall be responsible for the payment of all expenses of every kind and nature related to the occupancy, operation, maintenance and repair of the Leased Premises during the Term, except any and all expenses incurred in connection with Landlord’s obligations as provided for herein, and excepting those specifically covered by third party warranties. As used herein, “Additional Rent” shall mean any sums due from Tenant under this Lease other than Fixed Rent. “Rent” shall mean collectively Fixed Rent and Additional Rent. Tenant shall also pay, during the Term, the charges and expenses for the Leased Premises as provided in the covenant documents as set forth in Exhibit “C” (hereinafter the “Covenants”) as provided in Article 26 hereof.

d.         Tenant’s Pro-Rata Share of Taxes, Landlord’s Insurance and Common Area Costs.

(1)    Monthly Additional Rent Estimates. In addition to Fixed Rent, Tenant shall pay Landlord monthly estimates of Additional Rent attributable to the Leased Premises, including without limitation, Tenant’s Pro-Rata Share of (a) Real Estate Taxes as contemplated by Article 18 hereof, (b) Landlord’s Insurance as contemplated by Article 19 hereof, (c) Common Area Costs as contemplated by Article 6 hereof, (d) costs allocable to the Leased Premises under the Covenants, if any, as contemplated by Article 6 hereof, (e) any utilities consumed at the Leased Premises to the extent a utility provider requires such utilities to be billed to, by, or through Landlord or to the extent such utilities are provided by submeter from mains serving the Building, if applicable, and (f) any other charges due to Landlord hereunder that Landlord request in writing be paid on a monthly estimated basis (the “Monthly Additional Rent Estimates”). Tenant’s Monthly Additional Rent Estimates shall be reconciled annually as provided in Article 6 below.

(2)    Tenant’s Pro-Rata Share. For purposes of this Lease, Tenant’s Po-Rata Share (“Tenant’s Pro-Rata Share” or “Pro-Rata Share”), is deemed to be 35.9%, such percentage being determined by dividing the Leasable Floor Area of the Leased Premises by the Leasable Floor Area of the Shopping Center, subject to adjustment in accordance with the Leasable Floor Area of the Premises, and Shopping Center as contemplated herein. In the event any buildings or parcels in the Shopping Center are separately self-maintained, separately insured, or separately taxed as stand-alone tax parcels outside the triple net reimbursement program set forth in this Lease, then Tenant’s Pro-Rata Share shall be determined exclusive of such costs and areas. Tenant’s Pro-Rata Share of a particular shared service or cost shall be determined based on the applicable buildings or parcels or portions thereof served by a particular service or cost and shall be calculated by dividing the Leasable Floor Area of the Leased Premises by the Leasable Floor Area of the applicable buildings or parcels or portions thereof for which the service or cost is being provided and apportioned.

(3)    Leasable Floor Area. For purposes of this Lease, the term Leasable Floor Area (“Leasable Floor Area”) shall be defined as the ground floor square feet within a premises encompassing all enclosed space (including but not limited to storage areas, hallways, enclosed dock areas, etc., as applicable), but in each case excluding (a) any walk-in cooler or freezer areas attached to the exterior of a building, (b) any garden center areas, (c) any patio areas, and (d) any mezzanine areas used for storage or back-of-house operations unless a particular tenant is paying fixed rent on the foregoing items (a)-(d), plus the pro-rata share of each such premises for any separately demised utility or fire riser room serving more than one premises in a building. Leasable Floor Area shall be measured from the exterior face of all exterior walls and the center of all partitioned walls between adjoining premises.

e.         Until further notice by Landlord to Tenant, Fixed Rent checks or any items of Additional Rent due to Landlord shall be payable to and mailed to:

Chalet Properties of Pueblo, LLC

PO Box 260169

Lakewood, CO 80228

Tenant shall have the right to pay Fixed Rent and Additional Rent via electronic means (including without limitation via ACH), by delivering notice to Landlord. Upon receipt of such notice, Landlord shall promptly provide such information as is required to facilitate such electronic payments.

f.         Landlord shall, prior to the Rent Commencement Date, provide Tenant with a completed IRS Form W-9. Any successor to Landlord shall likewise provide Tenant with such completed IRS Form W-9 as a condition precedent to any rent or other payment from Tenant.

2.	INITIAL TERM, TERM. LEASE YEAR. OPTIONS.

a.         The Initial Term (as defined below) of this Lease shall commence as set forth in subparagraph b. below. Tenant shall have no obligation to pay Rent or other charges prior to the Rent Commencement Date nor shall any of the same accrue; all Rents and other charges specified in this Lease shall commence as of the Rent Commencement Date, unless otherwise expressly provided herein.

b.         The initial term of this Lease shall commence on the Rent Commencement Date (as defined in Article 4), and shall continue for ten (10) years thereafter (the “Initial Term”); provided, however, that if such Rent Commencement Date be other than the first day of the calendar month, then the Initial Term shall continue to and include the last day of the same calendar month that is ten (10) years thereafter; and further provided that in no event will the period from the Rent Commencement Date to the end of the Initial Term be less than ten (10) years. Hereinafter and hereinabove the Initial Term and any Extended Lease Terms (as defined below) are referred to as the “Term”.

c.         “Lease Year” initially shall mean the period commencing on the Rent Commencement Date and, if such date shall be on the first day of a calendar month, ending twelve (12) months thereafter, or, if such date be other than the first day of a calendar month, ending on the last day of the calendar month that is twelve (12) months thereafter; provided, however, that in no event with the period from the Rent Commencement Date to the end of the first Lease Year be less than twelve (12) months. After such initial period, Lease Year shall mean a period of twelve (12) consecutive full calendar months commencing on the first day of the first month following the first Lease Year, and each anniversary thereof.

d.         Tenant shall have the option to extend the Term for four (4) additional periods of five (5) years each (each additional period, an “Extended Lease Term”), with such Extended Lease Terms to begin upon the expiration of the Initial Lease Term (or the then existing Extended Lease Term, as the case may be) and the same terms and conditions as herein set forth shall apply to such Extended Lease Term, but there shall be no further option to extend the Term after expiration of the fourth (4th) Extended Lease Term. If Tenant wishes to exercise an option to extend the Term, it shall do so by giving written notice to Landlord not less than three (3) months, nor more than twenty-four (24) months, prior to the expiration of the Initial Term (or the prior Extended Lease Term, as the case may be). Notwithstanding the foregoing, Tenant may exercise any such option only if, at the time of notice of exercise of such option and as of the date of the commencement of the Extended Lease Term (i) Tenant is then conducting business operations on the Leased Premises as herein provided, and (ii) there is not then in existence a Tenant default under the Lease, and (iii) all previous options available herein to Tenant have been exercised by Tenant. Notwithstanding anything in this Article to the contrary, should Tenant fail to timely provide written notice of its election to exercise an Extended Lease Term, Landlord will notify Tenant in writing that it has missed the deadline and Tenant shall have ten (10) days after receipt of such notice from Landlord to provide Landlord with written notice of its election to exercise an option to extend. If Tenant fails to provide notice to Landlord within such 10-day period, Tenant’s option to extend (and any future options to extend) will be terminated and Tenant will be deemed to have waived any and all remaining options to extend.

e.         Notwithstanding the foregoing provisions of this Article: (i) if the Term shall expire during the month of October, November or December of any year, then Tenant may, at its option by notice to Landlord not later than three (3) months prior to the end of the Term, elect to extend the Term until the immediately following January 31st; and (ii) if the effective date of termination by Tenant under Section d. above shall occur during the month of October, November or December of any year, then Tenant may, at its option by notice to Landlord not later than three (3) months prior to the effective date of termination, elect to extend the effective date of termination until the immediately following January 31st.

3.	READY FOR OCCUPANCY DATE; DELIVERY OF POSSESSION

a.         As used in this Lease, the term “Ready for Occupancy Date” shall mean the later of (i) the date Tenant has obtained all building, signage and other permits (collectively, the “Permits”) necessary for it to begin Tenant’s Work; (ii) the date Tenant takes possession of the Premises to begin Tenant’s Work with the understanding that Tenant will take possession within five (5) business days of the later of Tenant’s receipt of all Permits; or (iii) June 1, 2025. The term “possession” or “physical possession”, as used throughout this Lease, shall mean Landlord has tendered exclusive physical possession of the Leased Premises to Tenant. Landlord shall be prepared to put Tenant into exclusive physical possession of the Leased Premises no later than June 1, 2025. It is acknowledged that the Leased Premises will be delivered “As-Is”, except as may be expressly provided in this Lease.

b.         Tenant shall secure from the appropriate governmental authority and provide to Landlord prior to Tenant’s opening of the Leased Premises for business to the public, a Certificate of Occupancy. Landlord, in good faith and without unreasonable delay or condition, shall cooperate with and assist Tenant in obtaining such Certificate Occupancy for the Leased Premises prior to such opening.

c.         As of the date of this Lease, Landlord, after due inquiry represents to Tenant that Landlord has no knowledge of any pending, threatened or planned condemnation actions which will affect the Leased Premises.

d.          Landlord represents that, other than may be shown on the Existing Reports (if any), it has no actual knowledge concerning any current or previous use of the Leased Premises which would lead a reasonable person to suspect that Hazardous Substances (as defined below) were deposited, stored, released, disposed of or placed upon, about or under the Leased Premises in violation of applicable law. Landlord shall deliver copies of the Existing Reports (if any) to Tenant with ten (10) days following the Effective Date. Landlord shall provide Tenant, at Landlord’s sole cost and expense, any existing environmental studies or reports in Landlord’s possession (the “Existing Reports”). During the period commencing on the Effective Date and ending on the Ready for Occupancy Date, Tenant shall have the right to order (i) an environmental study and report performed or currently pending pursuant to the ASTM E1527: Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process standards or its substantial industry recognized equivalent (the “Phase I Report”) determining the presence of any Hazardous Substances located in, on or under the Leased Premises, (ii) if existing or otherwise conducted, an environmental study and report performed pursuant to the ASTM E1903-11: Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process standards or its substantial industry recognized equivalent (the “Phase II Report”), (iii) if existing or otherwise conducted, the monitoring reports for the last five (5) years for any contamination and remediation process (“Monitoring Reports”), and (iv) an asbestos survey and/or lead survey of any applicable structure to be demolished or rehabilitated (the “Asbestos and/or Lead Survey”) (hereinafter, the Existing Reports (if any), Phase I Report, Phase II Report (if any), Monitoring Reports (if any), and Asbestos and/or Lead Survey (if applicable) shall be referred to collectively as the “Environmental Report”). In the event the Environmental Report discloses the existence of any Hazardous Substances in, on or under the Leased Premises (or in the event any Hazardous Substances are otherwise discovered) that are required by law to be disposed, removed or remediated, either party may cancel and terminate the Lease by written notice to the other party within thirty (30) days after receipt of the Environmental Report. If the Lease is not cancelled and terminated by either party as aforesaid, Landlord, at Landlord’s sole cost and expense, prior to the date Landlord delivers possession of the Leased Premises to Tenant, as provided in Article 3, shall properly remove, dispose of and remediate any such Hazardous Substances and remediate the Leased Premises if removal, disposal or remediation is required by law. All such disposal, removal and remediation shall be conducted in accordance with all applicable Environmental Laws. In the event of any such removal, disposal or remediation by Landlord hereunder, upon completion of the same the Leased Premises shall again be tested and the results delivered and re-certified to Tenant; in such event, Landlord shall also deliver evidence of necessary governmental inspections and approvals with respect to such removal, disposal and remediation. Tenant shall have no obligation to accept delivery of possession of the Leased Premises until Landlord has complied with the provisions of this Section d.; provided, however, that Tenant may, at Tenant’s option, accept possession of the Leased Premises prior to the completion of removal, disposal and remediation if Landlord provides Tenant with the final remediation plans and Tenant determines that the effectuation of said removal, disposal and remediation will not adversely impact Tenant’s full use and enjoyment of the Leased Premises. Landlord shall indemnify, defend, protect and hold Tenant, its officers, directors, shareholders, employees and agents harmless from and against any and all claims, proceedings, damages, causes of action, liability, costs or expense (including reasonable attorneys’ fees) arising from or in connection with personal injury or property damage caused by its failure to fulfill its duties set forth in this Section d.

i.         “Hazardous Substances” shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction or by-product thereof), underground storage tanks, and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which is prohibited, controlled or regulated by any applicable Environmental Law.

ii.         “Environmental Law” shall mean any applicable federal, state, regional, county or local governmental statute, law, regulation, ordinance, order or code or any consent decree, judgment, permit, license, code, covenant, deed restriction, common law, or other legally enacted requirement presently in effect or hereafter created, issued or adopted, pertaining to protection of the environment, environmental health or environmental safety of persons, natural resources, conservation, wildlife, waste management, and pollution (including, without limitation, regulation of releases and disposals to air, land, water and ground water), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986,42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste Amendments of 1984,42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977,33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976,15 U.S.C. 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986,42 U.S.C. 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. 300(f) et seq., and all amendments as well as any similar state or local statute or code and replacements of any of the same and rules, regulations, guidance documents and publications promulgated thereunder.

e.         It shall be a condition precedent to the delivery of possession of the Leased Premises to Tenant that Landlord shall have first delivered to Tenant not later than seven (7) days prior to the Ready for Occupancy Date specified in Section a. of this Article 3, satisfactory evidence of Landlord’s title together with a commercially reasonable subordination, non-disturbance, and attornment agreement (or equivalent instrument) for each mortgage or deed of trust affecting the Leased Premises, if any, as required by Article 17. Tenant’s acceptance of possession of the Leased Premises in the absence of full satisfaction of said condition precedent shall in no manner be deemed a waiver thereof or of any of the requirements of Article 17.

4.	TENANT’S WORK

a.    Tenant shall deliver its plans for its improvements to the Leased Premises (“Tenant’s Plans”) to Landlord within sixty (60) days after the Effective Date. Thereafter Landlord and Tenant agree to cooperate in good faith to ensure that Tenant’s Plans are mutually approved by each Party. Landlord shall review Tenant’s Plans within fifteen (15) days of the date of delivery. If any changes are to be made or are suggested by Landlord, Landlord will deliver the same to Tenant who shall have fifteen (15) days to make such changes or discuss the same with Landlord. This shall continue until Tenant’s Plans have been mutually approved by Landlord and Tenant. Thereafter Tenant agrees that it will submit Tenant’s Plans to the proper authority within five (5) business days of such approval and Tenant shall thereafter diligently pursue the completion of all on-Premises commercially reasonably changes required by the proper authority. If the permits have not been issued within two hundred and forty days (240) from submittal, then either party may terminate this Lease by providing the other with express written notice within ten (10) business days of the 240th day. Upon termination this Lease shall have no further effect.

b.    Landlord warrants that, except to the extent of the Tenant’s Work and subject to Tenant’s completion of all of Tenant’s Work as reflected in Tenant’s Plans, Tenant’s other obligations as provided herein, and casualty and condemnation events as provided herein, (i) as of the acceptance of possession by Tenant and for the Term, the Leased Premises and Building as constructed shall be structurally sound and well built, and (ii) as of the acceptance of possession by Tenant, the Leased Premises as constructed will be fit for Tenant’s initial intended use as a grocery store.

c.    Landlord shall not erect, construct, or install or allow to be erected, constructed, or installed any subsequent signage, buildings or other improvements (either permanent or temporary in nature) in the Shopping Center that would materially obstruct or diminish the general proximity of the parking field to the Tenant’s front door, materially diminish Tenant’s building signage visibility from Highway 70 East, or materially diminish access to the Leased Premises, or otherwise materially interfere with the traversing of vehicular and/or pedestrian traffic from public access points to the Shopping Center; provided, however, that the parties acknowledge and agree that the foregoing restriction shall not apply to (a) any municipal-related improvements or signs required by any municipality, applicable life-fire safety code, or ADA requirement applicable to the Shopping Center, provided that any such municipal-required, code-required, or ADA-required exceptions are proposed at the minimum level necessary to satisfy such requirements and thereby minimize the negative impacts thereof on visibility of the buildings, building signage, and building entrances to the Shopping Center, or (b) development of adjacent property not owned by Landlord.

d.    No tenant allowance or lease inducement payment shall be paid under this Lease.

5.	RENT COMMENCEMENT

a.         Tenant shall commence paying Fixed Rent and Additional Rent, pursuant to Article 1 hereof, on the date which is the earlier of: (i) nine (9) months following the Ready for Occupancy Date, or (ii) the date of Tenant’s opening of the Leased Premises for business to the general public (the earlier of said dates being referred to as the “Rent Commencement Date”); provided, however, that if the foregoing date occurs on a date other than the first (1st) day of a calendar month, then the Rent Commencement Date shall be deemed to be the first (1st) day of the following calendar month; provided further that in such scenario, Tenant will pay a prorated proportion of Fixed Rent commencing on the forgoing date (based on the number of days in said month) to the end of said month.

b.         The Rent Commencement Date shall be subject to extension equal to, and Tenant shall not otherwise be liable in any respect for, delays on account of Force Majeure and delays solely attributable to Landlord. Anything to the contrary in this Lease notwithstanding, Tenant shall have no obligation to pay Rent or other charges until Landlord has provided all of the information and instruments required by Article 17 of this Lease. Upon ascertainment of the Rent Commencement Date, the parties shall promptly enter into an agreement in writing setting forth the Rent Commencement Date, and the amount of the Fixed Rent payable during the Term of the Lease and any other matters pertaining to this Lease reasonably requested by either party.

6.	COMMON AREAS AND COMMON AREA MAINTENANCE

a.    Landlord hereby grants to Tenant, and Tenant’s employees, representatives, customers, invitees, subtenants, licensees, and concessionaires, in common with others, the non-exclusive right and license to use the Common Areas as constituted from time to time for their intended use including, but not limited to vehicular and pedestrian ingress and egress, subject to the terms and conditions of this Lease, the Covenants, and such reasonable rules and regulations governing use which Landlord may from time to time uniformly prescribe for all tenants in writing. The term “Common Areas” shall include all parking areas, driveways, ramps, entrances, truck passageways, sidewalks, stairs, landscaped areas, retaining walls, parking and lighting facilities and equipment, common drainage facilities, common area safety railings, pylon or monument signs (excluding signs separately allocated and billed to users thereof), and other areas intended for and available for the common use of tenants and occupants of the Shopping Center.

b.    Commencing on the Rent Commencement Date and continuing throughout the Term, Landlord shall keep and maintain the Common Areas in good condition and repair, and Tenant shall pay Landlord, as monthly Additional Rent hereunder, Tenant’s Pro-Rata Share of the Common Area Costs incurred by Landlord to operate, maintain, repair, and replace the Common Areas. The term “Common Area Costs” shall mean all reasonable costs incurred for operation, maintenance, repair, and replacement, as necessary, of the Common Areas, including but not limited to:

(i)    Wages and salaries of all personnel at and below the level of property manager directly engaged in the operation, maintenance, repair, or security of the Shopping Center, including, without limitation, taxes, insurance, and benefits relating thereto (if applicable).

(ii)    All costs, supplies, materials, and equipment rental used in the operation, maintenance, repair, and replacement of the Common Areas.

(iii)    Costs of all utilities for the Common Areas, including, without limitation, the cost of water, drainage, power, lighting and sewage, along with a reasonable allocation of any shared utilities supplied and used from the house panel.

(iv)    Costs of all service and maintenance for the Shopping Center and the equipment therein, including, without limitation, security service, day porter service, janitorial and cleaning service, snow and ice removal services, landscape maintenance and mowing services, lot sweeping services, common area lighting and similar services. The cost of any shared trash removal service (including dumpster area cleaning, maintenance, and repair), fire alarm monitoring, and similar shared services, shall be separately billed as utilities to the tenants receiving such services and shall not be included as Common Area Costs.

(v)    Costs of all maintenance and repairs (excluding repairs paid by proceeds of insurance or those directly billed to and paid by tenants or other third parties and the costs of alterations attributable solely to tenants of the Shopping Center other than Tenant), including but not limited to the filling of pot holes in, resealing, resurfacing and striping of all parking areas, drive lanes, and paved surfaces located on the Shopping Center, cleaning and painting exterior portions of the buildings and improvements located on the Shopping Center, repairing and maintaining the roof of the buildings including gutters and downspouts, repairing and maintaining exterior lighting including but not limited to bulb and ballasts, and maintaining and repairing directional signs and other markers. Landlord and Tenant agree that ordinary roof maintenance and repair shall be included as a common maintenance item to the extent not specifically allocated to tenants.

(vi)    Costs of maintaining, irrigating, and replacing, as necessary, all landscaping on the Shopping Center and within right-of-way and roads adjacent thereto and the medians of streets on the perimeter thereof.

(vii)    Reasonable amortization or deprecation charges on all capital items Landlord installs to promote safety or maintain the quality of the Shopping Center, or which Landlord is required by law or governmental rule or regulation to install on or for the benefit of the Shopping Center (or portion thereof in which the Leased Premises is located) after the Lease Commencement Date.

(viii)    Reasonable amortization or depreciation charges on account of any capital expenditures incurred to affect a reduction of common area maintenance costs, provided that such amortization shall not exceed the reduction of expenses relative thereto.

(ix)    All pass-through charges, costs and assessments on the Shopping Center or Landlord (as owner of the Shopping Center) under the Covenants and any other document of record affecting the Shopping Center, unless such charges are separately allocated and paid elsewhere in this Lease as an operating cost.

(x)    A Common Area administrative and management fee in an amount equal to four thousand dollars ($4,000.00) per year, to cover Landlord’s management, administrative and overhead costs for the Common Areas (the “Common Area Management Fee”).

In no event shall the term Common Area Costs as defined herein include expenditures which, in accordance with accepted accounting principles, are capital expenditures not fully chargeable to current expense in the year the expenditure is incurred (a “Capital Expenditure”), and, in lieu thereof, all such Capital Expenditure shall be amortized on a straight line basis over the useful life of the expenditure (as the useful life for any Capital Expenditure is normally and usually calculated and as is generally accepted in the industry without regard to any special taxing opportunities or rights) and shall be charged as a Common Area Cost according to each year’s depreciation or amortization thereof.

c.    Notwithstanding anything in this Lease to the contrary the following will not be deemed to be a Common Area Cost and will not be used to calculate the same:

(i)    Capital Expenditures, except as expressly allowed above and only to the extent such expense is depreciated or amortized on a straight-line basis over the useful life of the item in question, as determined by accepted accounting principles, so that Common Area Costs for each calendar year includes only the annual depreciation amortization for that calendar year;

(ii)    common area management and administration fees (including administration, general corporate overhead and general and administrative expenses), other than the Common Area Management Fee.

(iii)    payments by Landlord to affiliates of Landlord to the extent the same exceed the expenses which would be paid to unaffiliated third parties on an arms‑length, competitive basis;

(iv)    expenses of original construction of Shopping Center or resulting from defects in the design of the original construction or any expansion of the Shopping Center;

(v)    expenses caused by Landlord’s default under this Lease or any other lease in the Shopping Center, or by the gross negligence or willful misconduct of Landlord or its agents or contractors;

(vi)    expenses to comply with any violation of any Law or insurance requirement in effect and applicable on the date of this Lease, or to correct any condition that would constitute a Landlord misrepresentation under this Lease;

(vii)    fines or penalties for Landlord’s violation of any law;

(viii)    depreciation and amortization (except as provided in the preceding subsection 6.b;

(ix)    interest on and amortization of Landlord’s debt on the Shopping Center , and expenses incurred in connection with any debts (including mortgages);

(x)    rent or other payments under any ground lease by Landlord of the Shopping Center;

(xi)    notwithstanding any provision of this Article to the contrary, including any provision permitting capital expenses to be included in Common Area Costs, any costs in connection with remediating hazardous materials;

(xii)    any leasehold improvements to tenantable space, and any contribution or concession in connection with any leases within the Shopping Center;

(xiii)    leasing expenses, including attorneys’ fees, brokers’ fees and commissions, and costs of any action or proceeding with any tenant;

(xiv)    expenses relating to vacant space, including utility costs, security, removal of property and renovation;

(xv)    expenses of services, utilities, or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant of the Shopping Center and not to Tenant (provided, however, in no event shall the foregoing exclude the cost of utilities provided to the Common Area, including water for irrigation of the Common Areas, electricity for lighting the Common Areas, etc.);

(xvi)    expenses in connection with the addition of other buildings in, or the expansion of, the Shopping Center;

(xvii)    advertising and promotion, with the exception of seasonal decorations if required under the Covenants;

(xviii)    repairs and other work in connection with a fire, other casualty or condemnation to the extent covered by insurance proceeds;

(xix)    costs resulting from defects in design, construction or workmanship of Landlord’s Work or the materials used in same, costs due to Landlord’s default under this Lease, or costs due to the gross negligence or willful misconduct of Landlord, its employees, agents, contractors or assigns.

(xx)    wages, salaries, benefits or other compensation paid to any employees above the grade of property manager;

(xxi)    any expenses which are reimbursed to Landlord or those which are credited, refunded or discounted to Landlord; and

(xxii)    travel, conference, meals and entertainment for Shopping Center and/or Landlord’s employees.

d.    Notwithstanding anything in this Lease to the contrary, in no event shall Tenant pay more than $1.45 per square foot as Additional Rent (exclusive of the Common Area Management Fee) for the first partial calendar year (which amount will be prorated for a partial year) and the first full calendar year of the Initial Term. During each calendar year thereafter, Tenant’s Pro-Rata Share of Controllable Common Area Costs shall not exceed the lesser of: (a) Tenant’s Pro-Rata Share of actual Controllable Common Area Costs for such calendar year, or (b) one hundred three percent (103%) of Tenant’s Pro-Rata Share of Controllable Common Area Costs of the previous calendar year. As used herein “Controllable Common Area Costs” means all items of Additional Rent, except Real Estate Taxes, Landlord’s Insurance costs and snow removal.

e.    Beginning with the Rent Commencement Date and from time to time thereafter but in any event no later than one hundred twenty (120) days following the end of each lease year, Landlord shall notify Tenant in writing of the estimated Common Area Costs, Real Estate Taxes, and Landlord’s Insurance for the Lease Year including a calculation of Tenant’s Pro-Rata Share, divided into twelve (12) equal monthly installments. Each payment of Tenant’s Pro-Rata Share of the Common Area Costs, Real Estate Taxes, and Common Area Charges will be paid at the same time and in the same manner as monthly Fixed Rent.

f.    Within one hundred twenty (120) days following the end of each lease year, Landlord shall furnish Tenant with a reconciliation statement in reasonable detail showing the total Common Area Costs, Real Estate Taxes, and Landlord’s Insurance for the Lease Year just expired, the amount of Tenant’s Pre-Rata Share of such Common Area Costs, Real Estate Taxes, and Landlord’s Insurance, and payments made by Tenant toward such Common Area Costs, Real Estate Taxes, and Landlord’s Insurance (the “Reconciliation”). If Tenant’s share of such Common Area Costs, Real Estate Taxes, and Landlord’s Insurance for such calendar year exceed Tenant’s payments as shown on such statement, then within thirty (30) days Tenant shall pay the difference to Landlord. If the statement indicates an overpayment by the Tenant, then Tenant shall be entitled to offset such excess against the next payments becoming due (or, if the Term has ended, Landlord shall deliver prompt payment of such amount to Tenant).

g.    Once each calendar year, but not earlier than the date that the Landlord provides the Reconciliation, Tenant shall have the right to audit the Common Area Costs, Real Estate Taxes, and Landlord’s Insurance costs reported on the Reconciliation and Landlord shall cooperate with Tenant in providing Tenant reasonable access to its books and records during normal business hours for this purpose. If the results of the audit show an overcharge to Tenant of more than two percent (2%) of the actual amount owed by Tenant, then Landlord shall pay the reasonable costs of such audit, and Landlord shall credit or refund to Tenant any overpayment of such items as discovered by the audit within thirty (30) days of completion of such audit. In the event such audit discloses an undercharge of such items as billed to Tenant, Tenant shall pay Landlord the amount of such undercharge within thirty (30) days of completion of such audit. In no event may any audit of Landlord’s records be conducted by a third-party on a contingency basis.

7.	USE AND EXCLUSIVES

a.          Subject to and excepting the matters set forth in the Covenants and the Exclusives and Restrictions (as set forth at Exhibit “C”), Tenant shall have the right to use and occupy the Leased Premises for the operation of a grocery, nutritional supplements, vitamins, and/or natural food grocery store (the “Intended Use”) and, without limiting the foregoing, for (i) the sale of foods, vitamins and supplements, including the wholesale and retail sale of natural whole and prepared foods, canned goods and groceries, frozen and fresh vegetables, meats and sandwiches, dairy products, products of massage therapists, books and other reading materials, (ii) the operation of a juice bar, delicatessen, coffee bar and/or bakery and kiosks carrying the products of third party vendors, and (iii) the sale of products customarily carried by large wholesale and retail natural food stores such as =Whole Foods and/or Vitamin Shoppe, (iv) the offering of therapeutic or “chair” massages; (v) the operation of kiosks in the Leased Premises carrying products typical of those contained in an natural food grocery store by third-party vendors; except that any such kiosk will not violate any restrictions in place at the time that this Lease is executed by all parties; (vi) lectures on various subjects; (vii) the sale of packaged alcohol and alcoholic beverages for off-site consumption and conducting tastings, samples or similar events incidental to the sale of such beverages; and/or (viii) subject to the change in use provisions set forth herein, any other lawful use permitted herein (collectively, the “Permitted Use”). Any change in use from Tenant’s initial Intended Use (which such initial Intended Use is defined hereunder to be inclusive of (i)-(vi) above in connection with the initial Intended Use), shall be subject to compliance with, and shall not violate, any then-existing exclusive and restricted uses reserved to other owners, tenants, or occupants of the Shopping Center.

b.          Subject to and excepting the matters set forth in the Exclusives and Restrictions, Landlord covenants and agrees that during the Term, that no additional property which Landlord, directly or indirectly, may now or hereafter own or control which is within the Shopping Center (the “Restricted Area”), will be granted the right by Landlord to be used for a primary use as a grocery store (examples of which include Sprouts, Whole Foods, Lucky’s, Alfalfa’s, Trader Joe’s, King Soopers, Safeway, and Albertsons) (the “Exclusive” and “Exclusive Use Covenant”); provided, however, (a) the term “primary use as a grocery store” shall mean any use in which more than ten percent (10%) of gross sales (inclusive of all types of sales revenue including but not limited to retail, services, membership-based, and other revenues) are generated from either or both of (i.) the sale of nutritional supplements or vitamins, or (ii.) pre-packaged natural or organic fresh, frozen, or shelf-stable foods, fruits, vegetables and fish/meat, intended for at home consumption; and (b) the Exclusive Use Covenant shall not apply to any leases, occupancy agreements, or existing uses that pre-date Landlord’s acquisition or control of the Shopping Center.

c.         In the event Landlord violates the Exclusive Use Covenant as described above and such failure continues for thirty (30) days after receipt of notice from Tenant (unless such breach cannot be cured in thirty (30) days and Landlord has commenced action to cure the breach and is diligently attempting to cure the breach), then as Tenant’s exclusive remedy for said Exclusive Use violation by Landlord, Fixed Rent but not Additional Rent shall abate and, in lieu thereof, Tenant will pay one-half (1/2) Fixed Rent plus Additional Rent (“Alternative Minimum Rent”) for the period of time during which such violation continues. If any such violation continues for more than eighteen (18) full calendar months after the payment of Alternative Minimum Rent commences (“Correction Deadline”), then Tenant, at its sole discretion, shall have the one-time right to terminate this Lease by giving at least thirty (30) days prior written notice of termination delivered to Landlord within ninety (90) days after the Correction Deadline. If Tenant does not timely exercise the aforesaid right to terminate the Lease, then the Fixed Rent shall automatically revert to full Fixed Rent effective as of the expiration of the Correction Deadline. This notwithstanding, in the event another occupant or tenant leasing space violates the Exclusive Use without Landlord’s permission or consent (a “Rogue Tenant”), Tenant shall deliver written notice of such violation to Landlord and Landlord shall use commercially reasonable efforts to cause such tenant to cease violation of the Exclusive Use, which may include seeking injunctive relief to enjoin or restrain the Rogue Tenant from violating the Exclusive Use and provided Landlord has exercised such efforts to cause such Rogue Tenant to cease violation of the Exclusive Use, Landlord shall not be deemed to be in violation of its obligations under this Lease.

d.         In the event that Tenant files suit against any party to enforce the foregoing restrictions, Landlord agrees to cooperate fully with Tenant in the prosecution of any such suit.

8.	UTILITIES

Tenant shall pay when due all bills for water, sewer rents, sewer charges, heat, gas and electricity and other utilities used in the Leased Premises from the date Landlord delivers possession of the Leased Premises to Tenant until the expiration of the Term. The source of supply and vendor of each such commodity shall be the local public utility company or municipality commonly serving the area, provided that if more than one utility vendor serves the area, the vendor selected by Tenant shall serve the Leased Premises. Landlord shall stub to the Building and to the Leased Premises prior to the Rent Commencement Date, sufficient electricity, gas and water service lines, sewer lines and sewer connections, all stubbed to an adequate source of supply or disposal. In addition, Landlord shall furnish to the Building conduit for telephone dedicated internet, or similar lines. Landlord shall also furnish operational telephone and broadband internet service lines for broadband internet service with MPLS infrastructure/service capability to the Leased Premises. If Tenant shall require additional service line capacity of any of such utilities and if same are available on the Leased Premises, Tenant, at Tenant’s expense, shall have the right to the use of the same. Interruption or impairment of any such utility or related service, caused by or necessitated by repairs, improvements, or by hazards beyond the control of Landlord, shall not give rise to a right or cause of action against Landlord in damages or otherwise. Notwithstanding the foregoing, if through no fault of Tenant or anyone claiming by, through or under Tenant, or any of their agents, employees, contractors, licensees or invitees, any utility service to the Premises is interrupted as a result of which Tenant is unable to fully operate the Premises for the Permitted Use for more than three (3) consecutive days, then beginning on the fourth (4th) consecutive day of such interruption and failure by Tenant to operate, and continuing for so long as such interruption and failure continue, all Rent shall abate in full and Tenant shall have no liability for the same.

9.	REPAIRS; CONFORMITY WITH THE LAW

a.         Except for the maintenance and repair obligations required of Landlord pursuant to this Lease, from and after the Ready for Occupancy Date Tenant shall maintain, replace, repair and keep all portions of the Leased Premises in good order, operating condition and repair, including but not limited to all interior areas and interior wall surfaces from the face of any wall studs inward, door systems, doors, door hardware, storefront systems, storefront doors, storefront glass, overhead door systems, overhead doors, glass and windows, plumbing, electrical and mechanical equipment (to the extent such utilities and equipment exclusively serve the Leased Premises; otherwise, said utilities and equipment serving more than one premises shall be maintained and repaired by Landlord with the cost of such maintenance and repair split proportionately by the users thereof on a proportionate basis), grease trap used by Tenant (if applicable), Tenant constructed improvements, Tenant finishes, Tenant fixtures, Tenant signage, Tenant personal property, Tenant trade dress, and Tenant roof penetrations. In addition to Landlord’s Common Area maintenance obligations under Article 6 above, and notwithstanding the foregoing, except to the extent of the Tenant’s Work, Tenant’s other obligations hereunder, and casualty and condemnation events as provided hereunder, Landlord, at Landlord’s cost and expense, shall maintain, repair, and replace the structural elements of the Building and Leased Premises consisting of the footings, load bearing walls supporting the roof deck (but not any paint, drywall, or other items attached thereto), and the deck structure supporting the roof (but in any event specifically excluding Tenant’s Work, the floor slab, and tenant improvements) throughout the Term, provided that any repairs necessitated by the negligence, fault of willful misconduct of Tenant, its agents, employees or contractors shall be Tenant's responsibility at Tenant's expense. In addition to the foregoing, Landlord shall coordinate and perform all roof related repairs, maintenance, and replacements, as needed, for that portion of the roof located directly above the Leased Premises, with the costs of such work reimbursed by Tenant to Landlord as maintenance, repair, and replacement costs for the Leased Premises. In the event any roof related maintenance, repair, or replacement of the roof located directly above the Leased Premises also includes areas of the roof not located directly above the Leased Premises, then (i.) the costs of such work shall be equitably allocated by Landlord based on the work performed, and (ii.) Tenant’s reimbursement of the costs of such work shall be limited to the portion thereof equitably allocated to the Leased Premises. Except to the extent of Tenant’s Work, upon delivery of possession of the Leased Premises to Tenant, Landlord shall cause all contractor’s and manufacturer’s warranties and guaranties relating solely to the Leased Premises to be assigned to Tenant, or to the extent not assignable, then to be issued in Tenant’s name, for use and enforcement in common with Landlord.

b.         Tenant agrees to comply with all Environmental Laws, with respect to Tenant’s use of Hazardous Materials in or around the Leased Premises, Building and Shopping Center. Tenant shall indemnify, defend and hold Landlord, its agents, employees, legal representatives, successors and assigns, harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses resulting solely from Tenant’s breach of the foregoing. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions that results in any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision arising from a violation of any such Environmental Laws by Tenant.

c.         Landlord acknowledges and agrees that Tenant is not responsible for any environmental condition affecting the Leased Premises that existed or occurred on or before the Ready for Occupancy Date, unless caused by Tenant and Tenant acknowledges and agrees that Landlord is not responsible for any environmental condition affecting the Leased Premises that existed or occurred on or after the Ready for Occupancy Date, unless caused by Landlord.

10.	SIGNS; TENANT’S FIXTURES

a.         Subject to local codes and laws, Tenant shall have the right, at its sole cost and expense, to: (i) erect and maintain within the interior of the Leased Premises professionally produced signs and advertising matter customary or appropriate in the conduct of Tenant’s business and (ii) install to the exterior any temporary, professionally produced sign in connection with its store opening and, thereafter, special promotional events from time to time, provided all signs must comply with applicable law and the Covenants. Tenant shall repair and restore any damage caused to the Building or Premises from such temporary sign or attachment thereof, upon removal.

b.         Tenant shall have the right to provide a sign identifying Tenant’s business upon the front fascia outside the Building. All of Tenant’s exterior signage shall strictly comply with Landlord’s signage criteria for the Shopping Center and all applicable governmental authorities and shall be subject to prior review and written approval by Landlord, which shall not be unreasonably withheld, conditioned or delayed.

c.         In addition to the above, Landlord agrees that Tenant shall be entitled to: (i) a panel on both sides of any multi-tenant pylon/monument sign (at the highest point on said sign as possible), to the extent such signage is not already committed to other tenants at the Shopping Center; (ii) a sign on the front of the Leased Premises; (iii) a sign on the rear side of the Premises; and (iv) full use of any other monument, pylon or other sign that may in the future, be erected within, or serving, the Shopping Center. Tenant shall pay all costs of causing its signs to be fabricated (if and as applicable), installed, and maintained. Landlord shall assist Tenant in getting the maximum signage on the Building allowed by the Law.

d.         If at any time during the term of this Lease, Landlord requires the removal, reinstallation, renovation, relocation and/or other change of or to any of Tenant’s signage in connection with the renovation of the Building by Landlord, Landlord shall reimburse Tenant for the cost of such removal, reinstallation, renovation, relocation and/or other change. In addition, if Landlord determines it wishes, or as a result of such Landlord action, a change to the signage is required by any governmental or quasi-governmental authority or association, to make changes in the character of Tenant’s signage (including, without limitation, changing of sign faces, illumination, etc.), then Landlord shall make such changes at its sole cost and expense. Upon expiration or earlier termination of this Lease, Tenant shall remove such signage and repair any damage to the Building fascia resulting from the installation or removal of Tenant’s sign

e.         Tenant shall at all times have the right to remove all fixtures, machinery, equipment, appurtenances and other personal property furnished or installed by Tenant or by Landlord at Tenant’s expense, including but not limited to any walk-in coolers or freezers, gondolas, specialty wiring used to service any checkout counters, and any similar personal property that may be affixed to the Leased Premises (“Trade Fixtures”), it being expressly understood and agreed that said property shall not become part of the Building or Leased Premises but shall at all times be and remain the personal property of Tenant and shall not be subject to any statutory, equitable, or common law Landlord’s lien. Trade Fixtures will exclude those items which constitute essential building systems (such as lighting, electrical, plumbing, mechanical, ceiling, bathroom fixtures, HVAC, etc.) and all fire-safety items, flooring, water heaters, interior walls, partitions, and doors, additional utility work (if applicable), grease trap (if applicable), and parapet/facade renovation (if applicable), which such items are or shall become part of the real property.

11.	ALTERATIONS

a.         From time to time, Tenant, at Tenant’s cost and expense, may make such non-structural interior alterations and additions to the Leased Premises as Tenant desires, provided that any such alteration or addition when completed shall be of such character as not to diminish the structural integrity of the Building, shall not be visible from the exterior of the Building, and shall not cost in excess of one hundred thousand dollars ($100,000.00) without Landlord’s written consent. Any alterations or additions to the Leased Premises shall comply with all state and local building codes, laws, ordinances and the Covenants. No alterations or additions shall unreasonably diminish the utilities and building components that service the Leased Premises and the Building. Tenant shall not permit any mechanics’ or other liens to stand against the Leased Premises for work or material furnished Tenant.

b.         Landlord covenants and agrees that Landlord shall not make any alterations or additions to the Leased Premises without Tenant’s written consent which consent shall not be unreasonably withheld. Landlord shall not permit any mechanics’ or other liens to stand against the Leased Premises for work or material furnished to Landlord.

c.         Landlord acknowledges and agrees that Tenant’s Trade Fixtures may be leased from an equipment lessor and that Tenant may execute and enter into an equipment lease with respect to such Trade Fixtures. Landlord shall execute and deliver a document commercially reasonably acceptable to Landlord in which Landlord: (i) acknowledges and agrees that the Trade Fixtures constitute the personal property of Tenant, and shall not be considered to be part of the Building or Leased Premises, regardless of whether or by what means they become attached thereto; (ii) agrees that it will not claim any interest in such Trade Fixtures; and (iii) agrees that any equipment lessor may enter the Building or Leased Premises for the purpose of exercising any right it may have under the provisions of any equipment lease, including the right to remove such Trade Fixtures, provided that such equipment lessor agrees to repair any damage resulting from such removal and under no circumstances shall be allowed to conduct a sale of the equipment from the Premises. Landlord waives any statutory landlord’s lien and any attachment for Rent on the Trade Fixtures that Landlord may have or may hereafter acquire.

d.          Any alterations by Tenant shall be completed in a good and workmanlike manner, with good and sufficient materials, and be in compliance with all governmental authorities, laws, and codes. Tenant shall promptly upon completion of any Tenant alterations furnish Landlord with as built plans and specifications therefor and copies of any approvals, permits and certificates given by any applicable governmental authorities. In the event any alternations by Tenant result in or cause the Leased Premises, Building or Shopping Center to be subject to any change or modified compliance with any laws, rules or regulations, then Tenant shall pay for and reimburse Landlord for all costs or expenses, including management costs, reasonably necessary to bring that part or of the Leased Premises, Building, or Shopping Center into compliance therewith, unless such compliance is provided by Tenant in conjunction with Tenant’s alterations.

e.         All improvements to the Leased Premises constructed by Tenant and all fixtures placed on the Leased Premises by Tenant shall be deemed the property of Tenant during the Term of this Lease. Upon expiration or earlier termination of this Lease, all improvements to the Leased Premises and all fixtures shall be and become the property of Landlord, except that all equipment, furniture, Trade Fixtures shall remain the property of Tenant provided Tenant, at its option, removes the same prior to expiration or earlier termination of the Lease. All damage caused by such removal shall be promptly repaired by Tenant at Tenant’s expense.

12.	OPERATIONS; ASSIGNMENT AND SUBLETTING; USE

a.         Nothing in this Lease shall be construed to require Tenant to continuously operate its business in the Leased Premises and it shall not be a default hereunder if Tenant ceases to operate its business in the Leased Premises. Notwithstanding the foregoing, Tenant shall continue to pay Fixed Rent and Additional Rent during the Term and perform its other obligations under this Lease even if it is not operating its business in the Leased Premises.

b.          Tenant shall have the right to assign this Lease and to sublet all or any portion of the Leased Premises without Landlord’s consent, but Tenant shall not be released from liability hereunder upon any such assignment or subletting; except that: (i) in the event Landlord and any assignee modify or amend this Lease without Tenant’s consent so as to increase the obligations of Tenant hereunder, Tenant’s liability hereunder shall not be increased, but instead shall continue as it existed prior to such modification or amendment, and (ii) in the event any successor entity has a net worth that is greater than or equal to Fifty Million Dollars ($50,000,000.00) at the time of an assignment or sublease, Tenant shall be released from any further liability under the Lease. Tenant shall be entitled to any and all Rent and other consideration relating to any such subleasing or assignment. Tenant shall have the right to change the use of the Leased Premises in connection with a subletting or an assignment of this Lease to any Permitted Use permitted hereunder; provided that (i) Tenant shall prior to the change of the Permitted Use, deliver a written notice to Landlord, describing the change of the Permitted Use and (ii) such proposed change of the Permitted Use shall not violate any other applicable provision of this Lease, the Covenants and the Exclusives and Restrictions or any recorded document affecting the Leased Premises, any then-existing exclusive uses of other tenants of the Shopping Center, or any laws or regulations applicable to the Leased Premises, and (iii) if such change in use includes discontinuance of the Exclusive Use, then the Exclusive Use Covenant shall terminate upon consummation of such assignment or subletting.

c.         In the event of a subletting of all or a portion of the Leased Premises, and upon written Tenant's request, Landlord shall promptly deliver to Tenant, in form reasonably acceptable to Tenant, an agreement executed by Landlord, obligating Landlord to be bound as Landlord by any such sublease and by all of the subtenant’s rights thereunder as sublessor, in the event that this Lease is terminated for any reason (“Lease Termination”); provided, however, that (i) Landlord's obligations under such sublease shall be no greater than Landlord's obligations under this Lease; (ii) in the event of a Lease Termination, such sublease shall automatically terminate if subtenant's obligations under such sublease are less than Tenant's obligations under this Lease (including the payment of the Rent due hereunder); and (iii) in the event of a Lease Termination, such sublease shall automatically terminate if the subtenant does not cure any breach of this Lease in accordance with the terms hereof.

13.	CASUALTY; CONDEMNATION

a.         If after Landlord delivers possession of the Leased Premises to Tenant, the Building or the Leased Premises shall be damaged or destroyed by fire or other casualty, or a material portion of the Common Area shall be damaged or destroyed by fire or other casualty, then Landlord, using the services of a competent licensed architect who has substantial experience in the design and build-out of similar commercial locations, shall provide notice (the “Repair Period Notice”) as to whether the damaged area of the Building, Leased Premises and Common Area, as applicable, with the exercise of reasonable diligence, can or cannot be made fit for occupancy within one hundred eighty (180) days from the receipt of permits to complete such work (“Repair Period”). If the estimated Repair Period set forth in the Repair Period Notice will exceed one hundred eighty (180) days, then for a period of sixty (60) days after the Repair Period Notice, either party may terminate the Lease by providing written notice to the other party. If the Lease is not terminated pursuant to the preceding sentence (or if such termination right is not applicable pursuant to the preceding sentence), then this Lease shall remain in full force and effect, and the parties waive any provisions of any law to the contrary. Thereafter, Landlord shall repair and restore the structural portion of the Building, Leased Premises and Common Area to the extent of Landlord’s Work (“Landlord’s Repair Work”) and shall repair and restore the Building and the Leased Premises to the extent of Landlord’s Work (“Landlord’s Repair Work”) and Tenant repair and restore the Building and the Leased Premises to the extent of Tenant’s Work (“Tenant’s Repair Work”), to their condition immediately prior to such damage or destruction (taking into consideration normal wear and tear); provided, however, Tenant shall have the right, subject to Landlord’s consent which will not be unreasonably withheld, conditioned, or delayed, to complete Tenant’s Repair Work to a condition similar in nature to those premises then being constructed by or on behalf of Tenant at the time of the damage or destruction (so long as such new premises are of comparable construction and standards as the Leased Premises being repaired or replaced and are in architectural harmony with the other improvements included within any shopping center integrated area in which the Leased Premises is included). The date that Landlord has completed all of Landlord’s Repair Work and is ready to deliver the Leased Premises to Tenant shall be referred to as the Repair Ready for Occupancy Date (the “Repair Ready for Occupancy Date”). Upon delivery on the Repair Ready for Occupancy Date, Tenant will diligently pursue the completion of all of Tenant’s Repair Work. Except to the extent covered (or would have been covered) by Tenant’s business interruption or rent loss insurance required to be carried under this Lease, Tenant’s Fixed Rent and Pro-Rata Share of Real Estate Taxes, Landlord’s Insurance, and Common Area Costs shall be abated as to the portion of the Leased Premises that cannot be commercially reasonably used for Tenant’s intended use from the date of the applicable fire or other casualty until the Repair Ready for Occupancy Date. Notwithstanding anything set forth herein to the contrary, Landlord’s reconstruction obligation under the preceding sentence is conditioned upon Landlord’s lender, as applicable, paying or assigning to Landlord all proceeds of the insurance received or to be received pursuant to Article 19 of this Lease (or an equivalent amount thereto), for use by Landlord for the costs of such reconstruction. In the event Landlord’s lender does not allow the foregoing assignment or use of proceeds for reconstruction, then either Landlord or Tenant may terminate this Lease upon written noticed delivered to the other party within sixty (60) days after such final determination by Landlord’s lender is communicated to Landlord and Tenant, as applicable.

b.         Notwithstanding the foregoing, in the event the Leased Premises are damaged to the extent of twenty-five percent (25%) or more thereof, or is destroyed by fire or other casualty, and such casualty occurs after the first day of the final year of the Initial Term or the final year of any Extended Lease Term, then either Landlord or Tenant may terminate this Lease by notice delivered to the other party within sixty (60) days after the casualty. If either party gives Notice to terminate the Lease as provided herein, then the Lease will terminate on the last day of such notice period and thereafter, the parties will have no further rights or obligations as to each other under the Lease. If the Lease is not terminated as provided herein, then (a) Landlord will diligently pursue the completion of Landlord’s Repair Work as provided in the preceding subsection, (b) Tenant shall diligently pursue Tenant’s Repair Work as provided in the preceding subsection, (c) rent will be abated or partially abated as provided in the preceding subsection, and (d) Tenant shall be irrevocably deemed (by not terminating the Lease as provided herein) to have exercised its option to extend the Lease on the next available option date following said casualty.

c.         All insurance proceeds payable under any casualty insurance policy procured and maintained by either party shall be used for the purpose of making repairs as described hereunder, with the understanding that the proceeds of each shall nonetheless be payable solely to the party that obtained the insurance and/or its lender with the provision that such proceeds shall be made available for repair and restoration.

d.         If all of the Leased Premises or Common Areas, or a reasonably necessary portion of the Leased Premises or Common Areas (such as an access point to the Shopping Center or Leased Premises or a parking area needed to meet code, unless such necessary portion of the foregoing (excluding the Leased Premises) can be reasonably replaced by Landlord to Tenant’s reasonable satisfaction) or so much of the Leased Premises or Common Areas as to materially, adversely impact Tenant’s ability to utilize the Leased Premises for its intended purposes as set forth in Article 7, shall be taken under power of eminent domain or transferred under threat thereof (“Entire Taking”), then this Lease, at the option of either Landlord or Tenant exercised by either party giving notice to the other of such election within thirty (30) days after such taking or transfer, whichever is earlier, shall forthwith cease and terminate and the Fixed Rent shall be duly apportioned as of the date of such taking or transfer. No award for the Entire Taking shall be apportioned and Tenant hereby assigns to Landlord any award which may be made as a result of the Entire Taking, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof. Notwithstanding the foregoing, Tenant shall be entitled to obtain, directly from the condemning authority, an award for its removable trade fixtures, equipment and personal property, moving or relocation expenses, business dislocation damages and the unamortized cost of leasehold improvements, if any, to the extent Landlord’s award as a result of the Entire Taking is not diminished. In the event of a partial taking under power of eminent domain or partial transfer under threat thereof (“Partial Taking”) which does not result in a termination of this Lease, Fixed Rent shall be reduced in proportion to the reduction in the size of the Leased Premises so taken and this Lease shall be modified accordingly. Promptly after obtaining knowledge thereof, Landlord or Tenant, as the case may be, shall notify the other of any pending or threatened condemnation or taking or transfer affecting the Leased Premises or the Building or the Common Area.

14.	LANDLORD’S RIGHT TO INSPECT

Provided that it does not cause unreasonable interference with Tenant’s use or possession of the Leased Premises, Landlord may at reasonable times and after so advising Tenant at least two (2) business day before, enter the Leased Premises for the purpose of examining and of making any repairs required of Landlord under this Lease, or for the purpose of showing the Leased Premises to prospective purchasers or within the last six (6) months of the Term to prospective tenants, but in any event not so as to interfere with Tenant’s business.

15.	SURRENDER

At the expiration or termination of this Lease, Tenant shall surrender immediate possession of the Leased Premises in good condition and repair subject to reasonable wear and tear, changes and alterations (approved, if and to the extent necessary, in accordance with this Lease), damage by fire, casualty and the elements (with respect to which proceeds from Tenant’s insurance required by this Lease have been paid to Landlord or Landlord’s lender as loss payee, if and to the extent necessary, in accordance with this Lease), and other repairs which are Landlord’s obligation. Any holding over by Tenant shall not operate, except by written agreement, to extend or renew this Lease or to imply or create a new lease, but in case of any such holdover, Tenant shall be deemed to occupy the Premises as a tenant from month to month, subject to all conditions, provisions and obligations set forth in this Lease insofar as the same are applicable to a month-to-month tenancy, except that Tenant shall pay to Landlord on a month-to-month basis, an amount of Fixed Rent that equals one hundred twenty-five percent (125%) of the Fixed Rent payable immediately prior to such holdover, for each month of holdover, together with all Additional Rent that would otherwise be due hereunder, and in addition Landlord shall have all remedies as may be available in law or equity. All Trade Fixtures, movable furniture and personal effects of Tenant not removed from the Leased Premises upon the vacation or abandonment thereof or upon the termination of this Lease for any cause whatsoever shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor, and Tenant shall reimburse Landlord for all reasonable expenses incurred in connection with the disposition of such property.

16.	DEFAULT AND REMEDIES

a.         Any one or more of the following events shall constitute a “Tenant Event of Default”: (i) failure of Tenant to pay an installment of Rent or any other sum payable by Tenant hereunder within ten (10) days after Tenant’s receipt or denial of delivery of Landlord’s written notice thereof; (ii) the making by Tenant of an assignment for the benefit of its creditors; (iii) institution by Tenant of proceedings for reorganization, liquidation, or bankruptcy of Tenant, unless the same is discharged within sixty (60) days; (iv) institution against Tenant of proceedings for reorganization, liquidation, or bankruptcy which are not dismissed within sixty (60) days; (v) the appointment of a receiver, trustee or liquidator to take charge of all or substantially all of Tenant’s assets which is not vacated within sixty (60) days; (vi) failure of Tenant to perform any of Tenant’s other obligations under this Lease within thirty (30) days after Landlord gives Tenant written notice thereof, provided, however, that if such failure is curable, but cannot with reasonable diligence be cured within such thirty (30) day period, then the failure of Tenant to commence to cure such default within such thirty (30) day period and thereafter cure such default with due diligence.

b.         If there shall be a Tenant Event of Default, Landlord, at its option, shall have the right to terminate this Lease or Tenant’s right to possession of the Leased Premises, and enter into and take possession of the Leased Premises and remove all persons and their property therefrom, and shall further be entitled to pursue all other remedies available to Landlord at law or in equity, except Landlord shall not be permitted to accelerate the payment of Rent. Landlord will be entitled to an award of reasonable attorneys’ fees in connection with the exercise of Landlord’s remedies. In any such event, Landlord shall use all reasonable efforts to mitigate any and all damages that it may sustain as a result of Tenant’s default hereunder.

c.         If Landlord shall default in the performance of any of Landlord’s obligations hereunder, and such default shall not be cured within thirty (30) days after receipt of notice thereof from Tenant, then, in addition to any other remedies at law or in equity, Tenant shall have the option of either terminating this Lease by giving written notice of termination to Landlord, or curing such default and, if such default involves the expenditure of money, deducting the cost thereof from the Rent due or accruing hereunder. Additionally, Tenant shall have the right to remedy any default of an emergency nature without notice (if the giving of notice is not reasonably practicable) in the event of an emergency imminently endangering the property or health of any person. If Tenant elects to terminate this Lease, Landlord shall pay Tenant an amount equal to the unamortized cost of Tenant’s Work amortized on a straight-line basis over a 20-year period. Upon any termination of this Lease under the provisions of this Section, all Rent shall be adjusted as of the date of such termination, and each party shall be released thereby without further obligation under this Lease to the other party coincident with the surrender of possession of the Premises to Landlord, except for obligations that expressly survive as specified in this Lease. If Tenant elects to cure, any such deductions by Tenant shall not constitute a default by Tenant unless Tenant fails to pay the amount of such deduction to Landlord within thirty (30) days after final adjudication by a court of competent jurisdiction that such amount is owed to Landlord. Tenant will be entitled to an award of reasonable attorneys’ fees in connection with the exercise of Tenant’s remedies.

d.         Subject to the limitations or remedies set forth above, no right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter existing at law, in equity or by statute. Notwithstanding anything to the contrary contained herein, in no event shall either Landlord or Tenant be entitled to recover from the other party any consequential damages resulting from any default or other breach of this Lease by the other party or its employees, agents, servants or customers, whether foreseen or unforeseen, and each hereby waives and releases any claim for such consequential damages.

17.	TITLE AND POSSESSION

a.    Except as otherwise provided in this Lease, Landlord covenants, represents and warrants to Tenant as follows: (i) that Landlord owns, or no later than delivery of possession of the Leased Premises to Tenant, shall acquire, fee simple title to the Leased Premises; (ii) that Landlord has the full right, power and authority, without the consent or approval of any other party except as otherwise expressly provided in this Lease, to enter into this Lease and perform the obligations on the part of the Landlord to be kept and performed; (iii) that said entire property comprising the Leased Premises is now and shall be as of the Ready for Occupancy Date, free and clear of all liens, encumbrances and restrictions, except as otherwise expressly provided in this Lease (including but not limited to those items set forth in Articles 26 and 27 and/or on Exhibit “C” attached hereto and made a part hereof, any existing or future mortgage or deed of trust which affects the Leased Premises subject to the provisions in Article 17.b. hereof, and all existing and future governmental ordinances, laws, and/or regulations) or otherwise approved in writing by Tenant; and (iv) that upon Tenant paying the rents and keeping the agreements of this Lease on its part to be kept and performed, Tenant shall have peaceful uninterrupted possession of the entire Leased Premises during the Term of this Lease; it being understood, however, that Landlord shall not be responsible for the acts or omissions of any third party which may interfere with Tenant’s use and enjoyment of the Leased Premises unless resulting from a breach of Landlord’s obligations under this Lease. Landlord, at Landlord’s expense, shall also furnish Tenant a copy of its title commitment as evidence of Landlord’s beneficial or contractual interest in title to the Leased Premises and the status thereof as of the date hereof. As of the date of delivery of possession of the Leased Premises to Tenant, Landlord shall provide Tenant, upon and to the extent requested by Tenant, a copy of its deed to the Leased Premises and evidence that the Leased Premises is properly zoned for general retail use. Landlord warrants and represents to Tenant that no encumbrance or restriction imposed upon the Leased Premises, except as otherwise expressly provided in this Lease or otherwise approved in writing by Tenant, shall impair or restrict any right granted to Tenant or derived by Tenant under this Lease, and Landlord does hereby indemnify, defend and hold Tenant harmless from and against all claims, actions, damages, loss, cost and expense (including without limitation attorneys’ fees and court costs) resulting directly or indirectly from the breach of the foregoing warranty and representation.

b.         This Lease is and shall be subject and subordinate to: (i) all matters of public record, including, the documents referenced in Articles 26 and 27 and/or Exhibit “C” (and Tenant shall comply with and not violate the terms of the foregoing), and to all renewals, additions, modifications, consolidations, replacements and extensions of any of the foregoing; provided that Landlord shall not agree to any amendment, modification, alteration or cancellation of such documents if the same would materially adversely alter any term, covenant or condition of this Lease which is to the Tenant’s benefit without Tenant’s prior written approval, which will not be unreasonably withheld, conditioned, or delayed; (ii) all mortgages which now or in the future may affect the Leased Premises or any portion thereof (provided, however, (1) in the event Landlord has a lender, mortgagee, lienholder or lessor who owns a leasehold interest in the Leased Premises which predates the Effective Date of this Lease, Landlord agrees to obtain from such lender, mortgagee, lienholder and/or lessor a commercially reasonable non-disturbance agreement, in recordable form (“SNDA”) which shall provide, among other things, that the lender, mortgagee, lienholder or lessor shall agree for itself, its successors and assigns, (a) to be bound by the terms of this Lease; (b) not to disturb Tenant’s use or possession of the Leased Premises in the event of a foreclosure of such lien or encumbrance so long as Tenant is not in default hereunder; and (c) not to join Tenant as a party defendant in any such foreclosure proceeding taken by it (unless required by law to be named), and if Landlord fails to deliver an SNDA as set forth in this sub-section (1), Tenant may at its option, after first providing written notice of such failure to Landlord with not less than thirty (30) days to provide the SNDA as required hereunder, reduce Fixed Rent (but not Additional Rent) to one-half (1/2) of Fixed Rent otherwise due hereunder until delivery of such SNDA or a release of the applicable loan, mortgage, lien or leasehold interest that predates the Effective Date of this Lease; or (2) in connection with any future lien, mortgage, refinancing, or ground lease, if any, Landlord shall, as a condition to the subordination of this Lease, obtain for Tenant, its successors and assigns, an SNDA and if Landlord shall not obtain such SNDA then this Lease shall not be subordinate to any such future lien, mortgage, or refinancing until the same is provided to Tenant). If Tenant is provided an SNDA and all terms in such SNDA are commercially reasonable, Tenant shall promptly execute and deliver same to Landlord and thereupon Landlord shall promptly pay Tenant the agreed upon sum of Three Hundred Fifty Dollars ($350.00) to reimburse Tenant for its expenses incurred in connection with said SNDA. The SNDA fee set forth in the preceding sentence shall increase by Fifty Dollars ($50.00) upon each date that Fixed Rent shall increase according to the Fixed Rent schedule provided in this Lease.

c.         It is understood and agreed that Tenant shall, in no event, be obligated to accept possession of the Leased Premises until the Landlord has substantially complied with the provisions of this Article.

d.         A Memorandum of Lease suitable for recording describing the Leased Premises and containing the basic non-monetary provisions of this Lease (the “Memorandum of Lease”) shall be executed by Landlord and Tenant in recordable form and delivered to Landlord for recording upon request of either party promptly at any time after delivery of possession of the Leased Premises to Tenant. Upon the expiration or earlier termination of this Lease, Tenant if and when requested by Landlord shall execute a termination agreement or similar instrument nullifying the Memorandum of Lease, which Landlord may record.

e.         Notwithstanding anything to the contrary in this Lease or otherwise, Landlord’s consent or agreement to, or acknowledgement of, any amendment, modification, extension, termination, supplement, renewal, replacement or agreement with respect to the Covenants or any document referenced therein that would materially adversely alter any term, covenant or condition of this Lease shall require Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

18.	REAL ESTATE TAXES

a.         Tenant shall pay, before delinquent, all property taxes, and assessments on the furniture, fixtures, equipment, and other property of or being used by Tenant at any time situated on or installed in the Leased Premises. If, at any time during the term of this Lease, any of the foregoing items are assessed as a part of the real property of which the Leased Premises are a part, Tenant shall pay Landlord, before delinquent and upon demand, the amount of such additional taxes as may be levied against said real property by reason thereof.

b.          Commencing with the Rent Commencement Date and continuing for the remainder of the Term, Tenant shall pay Landlord monthly as Additional Rent Tenant’s Pro-Rata share of any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Shopping Center by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage, or other improvement district thereof, levied against the Shopping Center, Building or Premises as a result of the operation of the Building (collectively, “Real Estate Taxes”). Notwithstanding the foregoing, or any provision in this Lease to the contrary, Real Estate Taxes as defined herein shall not include (unless assessed as a replacement or substitution of Real Estate Taxes): (i) any gift or inheritance tax; (ii) any transfer or similar tax incurred as a result of the sale of the Building or Premises; (iii) any excise or similar tax; (iv) any tax on profits earned by Landlord in the operation of the Building or the Premises; (v) any capital levies; (vi) any excise tax; and, (vii) any late charges, fees or penalties assessed against the Building or Premises. Notwithstanding the foregoing, Tenant will pay any Real Estate Tax attributable solely to Tenant’s operations. Landlord shall deliver copies of tax bill(s) to Tenant concurrently with the Reconciliation. Real Estate Taxes levied or assessed against the Leased Premises for the year in which Tenant commences paying Fixed Rent shall be prorated between Landlord and Tenant so that Tenant shall pay only such part thereof as pertains to the period commencing on the Rent Commencement Date, and Real Estate Taxes levied or assessed against the Leased Premises for the year during which this Lease expires or is terminated shall be prorated between Landlord and Tenant so that Tenant shall pay only such part thereof as pertains to the period commencing on January 1st and ending on the date this Lease expires or is terminated. In no event shall Tenant be required to pay Real Estate Taxes for the Leased Premises pertaining to any period prior to the Rent Commencement Date or subsequent to the expiration or earlier termination of the Lease.

c.         All special benefit taxes and special assessments and governmental impositions and charges shall be spread over the longest time permitted and Tenant’s liability for installments of such special benefit taxes and special assessments and governmental impositions and charges not yet due shall cease upon the expiration or termination of this Lease. In no event shall Tenant be obligated to pay any impact fees whether or not billed by the taxing authority as a special benefit tax or a special assessment.

d.         Landlord shall have the right to contest Real Estate Taxes levied against the real property constituting the Leased Premises and the Shopping Center (other than taxes levied directly against Tenant’s personal property), the reasonable costs of such shall be included as Real Estate Taxes. However, in the event Landlord declines in writing to contest such Real Estate Taxes, Tenant shall have the right to contest the same at Tenant’s sole expense (subject to offset of such expenses against a reduction in Real Estate Taxes payable as a result of Tenant’s contest activities). Tenant shall have the right, in good faith and at its sole cost and expense, and upon posting adequate security to protect Landlord, to contest the amount or legality of any of personal property taxes on or attributable to Tenant’s personal property located at the Premises, including the right to apply for the reduction thereof.

e.         Landlord covenants and agrees that if there shall be any refunds or rebates on account of any Real Estate Tax paid by Tenant under the provisions of this Lease, then Tenant’s Pro-Rata Share of such refund or rebate (subject to any reduction for the costs and fees of pursuing and obtaining such refund) shall belong to Tenant unless otherwise provided herein or approved in writing by Tenant. Tenant’s Pro-Rata Share of any such refunds or rebates received by Landlord shall be held in trust for the benefit of Tenant and shall be forthwith paid to Tenant. Notwithstanding the foregoing, any such rebate or refund attributable for the period before Rent Commencement Date and/or the period subsequent to the expiration date of the Term shall belong to Landlord.

f.         If at any time during the Term the present method of taxation shall be changed so that in lieu of the whole or any part of Real Estate Taxes levied, assessed, or imposed on the Leased Premises or Shopping Center, there shall be levied, assessed, or imposed on Landlord a capital levy or other tax on the rents received therefrom, or an assessment, levy, or charge measured by or based, in whole or in part, upon the rents derived from the Leased Premises (such as, by way of example, the franchise tax approach enacted by some states), then all such taxes, assessments, levies, or charges or part thereof so measured or based, shall be deemed to be included within the term Real Estate Taxes as defined herein and shall be payable by Tenant as Real Estate Taxes in accordance with the terms hereof, but only to the extent such taxes, assessments, levies, or charges or part thereof are a substitute for Real Estate Taxes as defined herein. Landlord represents that it has no knowledge of any existing tax, other than Real Estate Taxes as defined herein, which qualify for the foregoing treatment in the State of Colorado as of the Effective Date of this Lease.

19.	INSURANCE

a.    Commencing on the Lease Commencement Date and continuing throughout the remainder of the Term, Tenant shall pay Landlord monthly as Additional Rent Tenant’s Pro-Rata share of all Landlord’s Insurance costs, premiums, and deductibles, as applicable, insofar as the same relates to Landlord’s ownership or operation of the Shopping Center (“Landlord’s Insurance”). Landlord’s Insurance shall include some or all of the following:

(i)    Property damage and casualty insurance on all insurable portions of the Shopping Center (including without limitation the Common Areas) insuring against loss or damage by fire or other casualty covered by a so-called “all risk,” “multi-peril,” or “special form” policy, in such amounts, from companies, and on such terms and conditions as sufficient to protect the Shopping Center for not less than one hundred percent (100%) of the insurable replacement value, less site work, footings and foundations.

(ii)    Landlord may also obtain and keep in force during the Lease Term a policy or policies in the name of Landlord, with loss payable to Landlord and any lender(s), insuring the loss of the full rental and other charges payable by all tenants of the Building and the Shopping Center to Landlord (including all Additional Rent and any scheduled rental increases).

(iii)    Liability insurance on any or all or portions of the Shopping Center in addition to and not in lieu of the insurance required to be maintained by Tenant.

(iv)    Any other policy of insurance which Landlord or Landlord’s mortgagee for the Shopping Center or the Covenants require to be kept in force.

Landlord will deliver a copy of the renewed certificate(s) of insurance within sixty (60) days of the date of each such renewal.

b.    Tenant shall, from and after the Ready for Occupancy Date and at all times during the Term, at its sole cost and expense, carry and maintain the following insurance (“Tenant’s Insurance”):

(i)    Property insurance covering Tenant’s property and all personal property, goods, merchandise, fixtures, improvements, alterations, wall coverings, floor coverings, window coverings, signs, decorations, furniture, furnishings, equipment, lighting, ceilings, heating, ventilation and air conditioning equipment, roof top refrigeration and satellite communications equipment, and interior plumbing against all risks of direct physical loss for the full replacement value thereof. Replacement value is understood to mean the cost to replace without deduction for depreciation. All such property insurance shall be written without co-insurance provisions. Tenant shall also carry business interruption insurance in an amount as will properly reimburse Tenant for losses attributable to Tenant’s inability to use fully or obtain access to the Premises or the Building sufficient to cover twelve (12) months of business operations.

(ii)    Commercial general liability insurance providing coverage for bodily injury and property damage, with a combined single limit coverage of not less than one million dollars ($1,000,000) per occurrence, two million dollars ($2,000,000) policy aggregate, on an “occurrence” form and including contractual liability coverage.

(iii)    Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Shopping Center is located.

(iv)    Tenant shall also obtain umbrella or excess liability insurance with a coverage limit of not less than two million dollars ($2,000,000).

(v)    Plate glass insurance sufficient to discharge Tenant’s obligations in this Lease.

c.    Tenant’s Insurance shall be issued by an insurance company of recognized standing, licensed and authorized to do business in the state in which the Shopping Center is located, and having a Best’s Insurance Guide rating of at least A:XV. Tenant’s Insurance (other than any policy of worker’s compensation insurance) will name Landlord, and any mortgage holder of the Shopping Center, and such other persons or firms as Landlord specifies from time to time as additional insureds. To the extent offered by Tenant’s insurance provider(s) under Tenant’s insurance policies existing as of the Effective Date at no additional cost to Tenant, Tenant’s Insurance will provide that it may not be terminated or amended except after thirty (30) days’ prior written Notice to Landlord. All Tenant’s Insurance shall be written as primary policies, not contributing with and not supplemental to coverage that Landlord may carry.

d.    To the fullest extent permitted by the insurers, Landlord and Tenant each waive any and all rights to recover against the other or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of such other party, for any loss or damage to such waiving party arising from any cause which is covered or required to be covered by the insurance which is required to be carried by such party or which is covered by any other insurance actually carried by such party, to the extent of the limits of such policy. Landlord and Tenant, from time to time, shall cause their respective insurers to issue appropriate endorsements to all policies of insurance carried in connection with the Shopping Center, Building or the Premises or the contents of the Shopping Center, Building or the Premises, which endorsements waive such insurer’s subrogation rights under such policies against the beneficiaries of this waiver. The intent of this paragraph is to insure that the insurance coverage for the party that is primarily responsible to cover any such loss is the party whose insurance is the primary and only coverage for such loss.

e.    Tenant and Landlord shall provide the other party with certificates evidencing the coverage required hereunder when requested by the other party.

20.	INDEMNITY

a.          Subject to the waiver of subrogation provisions hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all claims, lawsuits, damages, actions, loss, cost and expense (including but not limited to attorney’s fees) resulting directly or indirectly from Tenant’s acts or omissions or the acts or omissions of its respective employees or agents acting within the scope of their employment with, or agency for, Tenant and/or by reason of the operation and conduct of Tenant’s business and/or arising out of the use of the Leased Premises.

b.         Subject to the waiver of subrogation provisions hereof, Landlord shall indemnify, defend and hold harmless Tenant against and from any and all claims, lawsuits, damages, actions, loss, cost and expenses (including but not limited to attorney’s fees) resulting directly or indirectly from Landlord’s negligent acts or omissions or the negligent acts or omissions of its employees or agents acting within the scope of their employment with, or agency for, Landlord (“Landlord Related Parties”).

c.         Except as set forth above, Landlord shall not be liable for, and Tenant waives all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s property or the property of any person claiming by, through or under Tenant resulting from: (i) wind or weather; or (ii) any act or omission of any party other than Landlord or Landlord Related Parties. Tenant is hereby placed on notice that it should take necessary measures to insure itself against any such losses.

21.	PREVAILING PARTY

In the event of litigation between Landlord and Tenant in connection with this Lease, the reasonable attorneys’ fees and court costs incurred by the party prevailing in such litigation shall be borne by the non-prevailing party. For the purposes of this Lease, the “Prevailing Party” shall be deemed to be that party that has obtained the greatest net judgment in terms of money or money equivalent. If money or money equivalent has not been awarded, the Prevailing Party shall be the party that has prevailed on a majority of the material issues decided. The “net judgment” is determined by subtracting the smallest award of money or money equivalent from the largest award. Further, where one party seeks money damages and the other party seeks equitable relief and both prevail, fees and costs under this section shall be awarded by the court to the party that has substantially prevailed in the litigation. Notwithstanding the foregoing, if the court determines that the foregoing method for determining attorney’s fees and court cost produces an unjust result, then the court shall award attorneys’ fees and court costs as the court shall deem just and reasonable.

22.	NOTICES

All notices hereunder shall be in writing and sent by United States certified or registered mail, postage prepaid, or by overnight delivery service providing proof of receipt, addressed if to Landlord, to the place where Fixed Rent checks are to be mailed, and if to Tenant, to 12612 W. Alameda Parkway, Lakewood, CO 80228: attention Kemper Isely, with a contemporaneous copy on all notices concerning a default, pending default, or change of ownership given via email to legal@naturalgrocers.com (delivery of any notice addressed to the Leased Premises and/or a manager or other staff member at the Leased Premises will not be deemed to be effective notice), provided that each party by like notice may designate any future or different addresses to which subsequent notices shall be sent. Notices shall be deemed given upon receipt or upon refusal to accept delivery.

23.	TRANSFER OF TITLE

In the event that Landlord conveys its interest in the Leased Premises to any other person or entity, Tenant’s obligation to pay Rent under this Lease to any such transferee shall not commence until Tenant has been so notified in writing and has received satisfactory evidence of such conveyance together with a written direction from such transferee, acknowledged by the transferor in writing, as to the name and address of the new payee of Rent. It is understood and agreed that Tenant’s withholding of Fixed Rent until its receipt of such satisfactory evidence shall not be deemed a default under this Lease.

24.	ESTOPPEL CERTIFICATE

Each party agrees to execute and deliver to the other party from time to time an estoppel certificate within twenty (20) days after receipt of the other party’s request for such certificate in a form reasonably acceptable to the other party, which certificate shall include information as to any prior modification of this Lease, the date of commencement of the Term and the termination date of this Lease, and to the best of Tenant’s or Landlord’s knowledge, whether or not the other party is in default of this Lease (an “Estoppel Certificate”). For each Estoppel Certificate, the party requesting it (the “Estoppel Requestor”) shall pay the party providing it (the “Estoppel Provider”) an amount equal to One Hundred Fifty Dollars ($150.00) (the “Estoppel Fee”) within thirty (30) days after the Estoppel Certificate is provided (the “Estoppel Fee Deadline”) and, if the Estoppel Requestor fails to pay the Estoppel Fee by the Estoppel Fee Deadline, then the Estoppel Provider may offset the Estoppel Fee against the next payment becoming due from the Estoppel Provider to the Estoppel Requestor hereunder or otherwise. The Estoppel Fee shall increase by Twenty-Five Dollars ($25.00) upon each date that Fixed Rent shall increase according to the Fixed Rent schedule provided in this Lease. In no event shall Tenant be required to provide any party an Estoppel Certificate prior to the date possession of the Leased Premises is delivered.

25.	EXCULPATION

In the event of any transfer, assignment or conveyance of Landlord’s interest in the Lease, Landlord shall be relieved of all covenants and obligations of Landlord hereunder provided that such purchaser or successor has assumed all such covenants and obligations of the Landlord hereunder. Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to Landlord’s interest in the Leased Premises and the rents, income and profits thereunder. Each party acknowledges and agrees that the other party shall not be liable for any consequential, punitive, or exemplary damages (including loss of profits, loss of indirect revenue, or loss of good will) for any claim, whether based on warranty, contract, tort (including negligence), strict liability, or otherwise, even if Landlord or Tenant as the case may be, has been advised of the possibility of such damage. Nothing contained herein shall limit either party’s right to injunctive or other equitable relief.

26.	COVENANTS

Notwithstanding anything in this Lease to the contrary, this Lease is subject to and Tenant agrees to comply with the Covenants to the extent the Covenants are applicable to the Leased Premises. Tenant shall pay its allocable share of operating costs and other charges and expenses as required in said Covenants to the extent that they apply to the Leased Premises; provided, however, that Tenant shall only pay a prorated amount of any such charges and expenses for the year in which possession under this Lease commences and for the year in which this Lease terminates or expires, so that Tenant shall pay only such part thereof as pertains to the period commencing on the date Tenant obtains possession of the Leased Premises and ending on the date this Lease expires or terminates. Whenever any vote or approval is accorded to, sought or required from Landlord under the Covenants (collectively, a “Vote”), whether as a member of an association (as defined therein) or otherwise, Landlord acknowledges and agrees that it shall exercise or abstain from such Vote only in the manner in which such Vote will not materially adversely alter any term, covenant or condition of this Lease which is to the Tenant’s benefit without Tenant’s prior written approval, which approval will not be unreasonably withheld, conditioned, or delayed by Tenant. Landlord shall timely notify Tenant of any Vote to which it is entitled.

27.	OTHER EXCLUSIVE USES AND RESTRICTIONS

Tenant acknowledges and agrees that this Lease is subject to certain exclusive uses and restrictions, if any, provided other occupants as set forth on the list of Exclusives and Restrictions on Exhibit “C” attached hereto (the “Exclusives and Restrictions”). Tenant agrees that it will not operate or use the Leased Premises for any of the Exclusives and Restrictions or in any way violate the Exclusives and Restrictions.

28.	MISCELLANEOUS

a.         Captions of the several Articles contained in this Lease are for convenience only and do not constitute a part of this Lease and do not limit, affect or construe the contents of such Articles.

b.         If any non-material provision of this Lease shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any material clause or provision of this Lease shall be held to be invalid, illegal or unenforceable, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is invalid, illegal or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such invalid, illegal or unenforceable clause or provision as may be possible and be valid, legal and enforceable.

c.          The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises and Building at the time in question, and in the event of any transfer or transfers of the title thereto, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically released from and after the date of such transfer or conveyance of all liability in respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and relating to events occurring thereafter.

d.         All provisions of this Lease have been negotiated by both parties at arm’s length and neither party shall be deemed the scrivener of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof.

e.         This instrument shall merge all undertakings, representations, understandings, and agreements whether oral or written (unless such writing provides otherwise), between the parties hereto with respect to the Leased Premises and the provisions of this Lease and shall constitute the entire Lease unless otherwise hereafter modified by both parties in writing.

f.         This instrument shall also bind and benefit, as the case may require, the heirs, legal representatives, permitted assigns and successors of the respective parties, and all covenants, conditions and agreements herein contained shall be construed as covenants running with the land. This instrument shall not become binding upon the parties until it shall have been executed and delivered by both Landlord and Tenant.

g.         Landlord and Tenant have been afforded a full and fair opportunity to seek advice from their separate legal counsel.

h.         Notwithstanding any provision of this Lease to the contrary, the Term shall commence, if at all, not later than twenty-one (21) years after the date of this Lease.

i.         Delivery of an executed signature page of this Lease by facsimile or electronic transmission or electronic photocopy (i.e., a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

j.         Each party represents and warrants to the other party that it (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the “Order”); (ii) is not listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively in this §31.32 called the “Orders”); (iii) is not engaged in activities prohibited in the Orders; and (iv) has not been convicted, pleaded no lo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

k.         Time is declared to be of the essence of this Lease and each and every provision of this Lease.

l.         No act or thing done by Tenant, Landlord or Landlord’s agent during the Term hereof, including but not limited to any agreement to accept surrender of the Leased Premises or to amend or modify this Lease, shall be deemed to be binding upon Tenant or Landlord unless such act or things shall be by an officer of Tenant or Landlord or a party designated in writing by Tenant or Landlord as so authorized to act. Each party hereby represents that this Lease and all amendments, addendums and other agreements have been and will be signed by a person authorized to bind it. The delivery of keys to Landlord, or Landlord's agent, employees or officers shall not operate as a termination of this Lease or a surrender of the Leased Premises. No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy available to Landlord.

m.         Landlord and Tenant acknowledge and agree that they have not relied upon any statements, representations, agreements or warranties, except such as are expressed are referenced in this Lease.

n.         This Lease shall be governed by and construed in accordance with the laws of the State where the Leased Premises are located. LANDLORD AND TENANT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY AND FULLY WAIVE ANY SUCH RIGHT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT.

o.         Tenant shall not deliver keys to the Landlord. The Tenant will maintain an emergency lock box, Knox Box, or similar secured facility with keys and which may be used by emergency services such as fire and rescue.

p.         The Landlord shall adopt no rules or regulations concerning the operation or use of the Building or Leased Premises or both except as provided in the Covenants, or except to the extent Tenant approves the same in writing.

q.         Subject to applicable law and any documents listed in Exhibit “C”, Tenant’s store hours shall be those that it determines in its sole discretion are appropriate for the location.

TENANT’S EXECUTION OF THIS LEASE IS AN OFFER THAT MUST BE ACCEPTED, IF AT ALL, BY LANDLORD WITHIN TEN (10) BUSINESS DAYS AFTER THE DATE ON WHICH TENANT EXECUTES IT AS SET FORTH BELOW (“TENANT’S EXECUTION DATE”). IF THIS LEASE IS NOT EXECUTED BY LANDLORD AND RECEIVED BY TENANT AS SO EXECUTED BY LANDLORD WITHIN TEN (10) BUSINESS DAYS AFTER TENANT’S EXECUTION DATE, THEN (I) THIS LEASE SHALL BE DEEMED NOT TO HAVE BEEN EXECUTED BY TENANT, (II) THIS LEASE SHALL BE OF NO FORCE AND EFFECT, REGARDLESS OF WHETHER OR WHEN LANDLORD SUBSEQUENTLY EXECUTES IT, AND (III) TENANT AND LANDLORD SHALL HAVE NO RIGHTS, DUTIES OR OBLIGATIONS WHATSOEVER HEREUNDER.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the dates set forth below.

Tenant		Landlord

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.		CHALET PROPERTIES OF PUEBLO, LLC

By:	/s/ Kemper Isely	By:	/s/ Zephyr Isely
Its:	Co-President	Its:	Manager
Date:	May 7, 2025	Date:	May 7, 2025

OMITTED EXHIBITS

EXHIBIT “A”- SITE PLAN

EXHIBIT “B”- LEGAL DESCRIPTION OF SHOPPING CENTER

EXHIBIT “C” - COVENANTS; EXCLUSIVES AND RESTRICTIONS

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